UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2019

CEVA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

1174 Castro Street, Suite 210, Mountain View, CA (Address of Principal Executive Offices)	94040 (Zip Code)

650/417-7900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 per share	CEVA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangements of certain officers

On October 29, 2019, the Board of Directors of CEVA, Inc. (the “Company”) unanimously approved the appointment of Bernadette Andrietti as an independent member of the Board of Directors (the “Board”) of the Company with the appointment effective as of October 30, 2019. Ms. Andrietti accepted the appointment on October 30, 2019. Pursuant to her appointment, Ms. Andrietti will serve as a director until the Company’s annual meeting of stockholders in 2020.

Ms. Andrietti, 57, enjoyed a successful thirty plus year career with Intel Corporation, holding various executive positions, most recently as Vice President of Sales and Marketing of the EMEA region from March 2013 to October 2019. Ms. Andrietti holds a Baccalaureat Degree in Mathematics and Physics. She has also an engineering degree in MicroElectronics from ESIEE Paris.

In accordance with the Company’s non-employee director compensation policy, Ms. Andrietti will be entitled to receive an annual cash retainer of $40,000, which would be pro-rated based on Ms. Andrietti’s date of appointment and a pro-rated amount of the annual director restricted stock unit grant of $124,670, under the Company’s Amended and Restated 2011 Stock Incentive Plan. The restricted stock units vest over a two-year period with the first 50% vesting after the first anniversary of the grant date and the remainder vesting on the second anniversary of the grant date. A form of the director restricted stock unit agreement was filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 4, 2019 (the “2019 10-K”) and incorporated herein by reference.

The Company also intends to enter into its standard director indemnification agreement with Ms. Andrietti, the form of which was filed as Exhibit 10.6 to the 2019 10-K and incorporated herein by reference.

There is no arrangement or understanding between Ms. Andrietti and any other person pursuant to which Ms. Andrietti was selected as a director. Ms. Andrietti does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release, dated October 31, 2019, announcing Ms. Andrietti’s appointment is attached and filed herewith as Exhibit 99.1.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 29, 2019, the Board approved an amendment and restatement of the bylaws of the Company (the “A&R Bylaws”), effective as of October 30, 2019.

In consideration of Ms. Andrietti’s appointment to the Board, the A&R Bylaws increased the exact number of directors on the Board from eight to nine. Furthermore, in response to feedback from our stockholders in connection with stockholder engagements prior to the Company’s 2019 annual meeting of stockholders, the Board approved the A&R Bylaws to eliminate the plurality plus voting standard for the election of directors in an uncontested election in favor of a majority voting standard. Specifically, the A&R Bylaws provide that in an uncontested election, a director shall be elected if the number of votes that are cast “for” his or her election by holders of the Company’s common stock present in person or represented by proxy and entitled to vote on the election of directors exceeds the number of votes cast “against” his or her election by such holders. In an uncontested election, any nominee for director who fails to receive a greater number of votes cast “for” such individual’s election than votes cast “against” such election shall promptly tender his or her resignation to the Board following certification of the stockholder vote. The Nomination and Corporate Governance Committee of the Board (the “N&CG”) promptly will consider the resignation offer and recommend to the Board the action to be taken with respect to such offered resignation. The Board will consider and act on the N&CG’s recommendation. Thereafter, the Board will disclose promptly its decision whether to accept the director’s resignation and the reasons for the decision, if applicable, in a public filing with the Commission within 90 days following the date of the certification of the election results. Any director tendering a resignation under such circumstances will not participate in the decision-making by the N&CG or the Board regarding whether or not to accept the resignation offer. Moreover, certain clean-up, non-substantive changes were made in the A&R Bylaws.

The full text of the A&R Bylaws is filed as Exhibit 3.1 hereto and incorporated herein by reference. The foregoing description of the A&R Bylaws does not purport to be complete and is qualified in its entirety by reference to the A&R Bylaws as filed hereto.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

3.1	Amended and Restated Bylaws of CEVA, Inc., effective as of October 30, 2019.

99.1	Press release of CEVA, Inc., dated October 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: October 31, 2019	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer